SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 15, 2004

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2004, BUCA, Inc. and certain of our subsidiaries entered into a new credit agreement with Wells Fargo Foothill, Inc. and Ableco Finance LLC. A copy of the credit agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The new credit agreement is described in Item 2.03 of this report and is incorporated herein by reference. The new credit facility replaces our existing credit facility with a syndicate of lenders led by Fleet National Bank.

Item 1.02. Termination of a Material Definitive Agreement.

Simultaneously with entering into the new credit agreement referenced in Item 2.03 below, we terminated our existing credit facility on November 15, 2004. The lending commitments under the existing credit facility were evidenced by that certain Revolving Credit and Term Loan Agreement, dated as of September 30, 2002, as amended, by and among BUCA, Inc., the Guarantors named therein, Fleet National Bank, SunTrust Bank, Wells Fargo Bank, N.A. and U.S. Bank National Association. The term loan facility under the existing credit agreement was scheduled to expire in October 2006 while the revolving credit facility under the existing credit agreement was scheduled to expire in October 2007.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On November 15, 2004, BUCA, Inc. and certain of our subsidiaries entered into a new credit agreement with Wells Fargo Foothill, Inc. and Ableco Finance LLC, as lenders, and with Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders. The credit agreement provides for (a) a revolving credit facility in an aggregate amount equal to the lesser of a borrowing base determined in accordance with the terms of the credit agreement (see Schedule 1.1 to the credit agreement for this calculation) and $15 million (including a letter of credit subfacility of up to an aggregate of $5 million); (b) a term loan A facility of up to an aggregate of $5 million; and (c) a term loan B facility of up to an aggregate of $15 million. The credit agreement expires on November 15, 2008. At closing, we paid our new lenders closing fees totaling $500,000. We are also required under the loan documents to pay certain of our lenders an annual fee and an unused line of credit fee.

Amounts borrowed under the credit facility are secured by substantially all of the tangible and intangible assets of BUCA, Inc. and our subsidiaries. On November 15, 2004, we borrowed approximately $7.9 million under our revolving credit facility, $5 million under the term loan A facility and $15 million under the term loan B facility. We used such borrowings, together with available cash, to repay the outstanding indebtedness owed to our existing bank syndicate and to pay certain expenses of the transaction.

Subject to the terms and conditions of the credit agreement, amounts borrowed under our revolving credit facility and the term loan A facility bear interest at a per annum rate equal to the rate of interest announced from time to time by Wells Fargo Bank, National Association, as its “prime rate” plus 0.25% and amounts borrowed under the term loan B facility bear interest at a per annum rate equal to the rate of interest announced from time to time by Wells Fargo Bank, National Association, as its “prime rate” plus 4.75%. Amounts borrowed under the revolving credit facility generally may be repaid and reborrowed at any time during the term of the credit agreement. We are required to repay the principal amount of the term loan A in 15 consecutive equal quarterly installments of $312,500 each, commencing on January 1, 2005, with a final installment of $312,500 due and payable on November 15, 2008. The unpaid principal balance under the revolving credit facility and the term loan B facility will be due and payable on November 15, 2008. We are also required to prepay the facilities with the net proceeds of certain voluntary or involuntary dispositions of assets, certain extraordinary receipts, and certain debt and equity issuances.

The credit agreement includes various affirmative and negative covenants, including certain financial covenants such as minimum EBITDA, minimum fixed charge coverage ratio and maximum limits on capital expenditures and the acquisition or construction of new restaurants in any fiscal year. Payments under the credit agreement may be accelerated upon the occurrence of an event of default, as defined in the credit agreement, that is not otherwise waived or cured.

The foregoing summary of the credit agreement is qualified in its entirety by reference to the credit agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Credit Agreement, dated as of November 15, 2004, by and among BUCA, Inc. and each of its Subsidiaries that are signatories thereto, the Lenders that are signatories thereto, and Wells Fargo Foothill, Inc., as the Arranger and the Administrative Agent

The Registrant hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule contained in the Credit Agreement (as listed on page (vi) to the Credit Agreement).

99.1 Press Release, dated November 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2004	BUCA, INC.
(Registrant)

	By	/s/ Greg A. Gadel
Greg A. Gadel
Executive Vice President, Chief
Financial Officer, Treasurer and
Secretary